Exhibit 19.1
CALIX, INC.

INSIDER TRADING COMPLIANCE POLICY

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, cause reputational harm, and result in your dismissal from Calix, Inc. (together with its subsidiaries, the “Company” or “Calix”) and serious criminal and civil charges against you and the Company. This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

TABLE OF CONTENTS
I.    SUMMARY    1
II.    STATEMENT OF POLICIES PROHIBITING INSIDER TRADING    2
III.    EXPLANATION OF INSIDER TRADING    3
IV.    STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING    7
V.    SECTION 16 INSIDER REPORTING REQUIREMENTS, SHORT-SWING PROFITS AND PROHIBITION OF SHORT SALES    10
VI.    RULE 10B5-1 TRADING PLANS    12
VII.    ADDITIONAL PROHIBITED TRANSACTIONS    15
ATTACHMENT A: SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST    17
ATTACHMENT B: PRE-CLEARANCE INSTRUCTIONS    18
SCHEDULE 1    19

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime, and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal.

This Policy applies to all officers, directors and employees of the Company and extends to all activities within and outside your duties at the Company.

Every officer, director and employee must review this Policy. Individual officers, directors and employees subject to this Policy are responsible for ensuring that members of their immediate family (e.g. spouses, children, stepchildren, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law) and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

Questions regarding the Policy should be directed to the Company’s General Counsel who shall serve as “Compliance Officer” for purposes of the Policy.

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or the issuer of such security, whether the issuer of such security is Calix or any other company.

Additionally, except for the Exempted Transactions listed below, no officer, director or employee listed on Schedule 1 to this Policy (as amended from time to time) shall purchase or sell any security of Calix during the period running from (i) the first day of the third calendar month of the then-current quarter to (ii) two full trading days after the quarterly public issuance of its earnings release, whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information (the “Black-Out Period”).

These prohibitions do not apply to the following “Exempted Transactions”:
•purchases of Calix securities from Calix (including, for example, pursuant to the 2019 Equity Incentive Award Plan, 2010 Equity Incentive Award Plan, 2017 Non-Qualified Employee Stock Purchase Plan, 2010 Employee Stock Purchase Plan or any other Employee Stock Purchase Plan adopted by Calix) or sales of Calix securities to Calix;
•the exercise of stock options or other equity awards or vesting of equity-based awards that, in each case, do not involve a market sale of Calix securities, including, for example, the surrender of shares to Calix in satisfaction of tax withholding upon vesting of restricted stock units (RSUs), performance restricted stock units (PRSUs) or restricted stock awards (RSAs) (the cashless exercise of a Calix stock option through a broker does involve a market sale of Calix securities and therefore would not qualify under this exception); or
•purchases or sales of Calix securities made pursuant to any binding contract, specific instruction or written plan entered into in good faith while the purchaser or seller, as applicable, was unaware of any material, non-public information and not subject to a Black-Out Period and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule

10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section V below.

For the purposes of this Policy, a “trading day” shall mean a day on which national stock exchanges are open for trading.

No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of material non-public information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about: dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; significant developments in borrowings or financings, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; major new products or product developments; important business developments such as major contract awards or cancellations; significant disruption in operations; material data breach, cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade.

B.What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, The Wall Street Journal, Business Wire, Associated Press, PR Newswire or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade Calix’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the

Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company except on a “need-to-know” basis.

As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

D.Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;
•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•Jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G.Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

H.Prohibition of Records Falsifications and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.

IV.STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. All officers, directors and employees are required to follow these procedures.

A.Black-Out Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in Calix securities for appropriate times, no officer, director or employee listed on Schedule 1 (as amended from time to time) shall purchase or sell any Calix securities during the Black-Out Period (as defined above) or during any other trading suspension period declared by the Company, except for Exempted Transactions (as defined above).

From time to time, the Company, through the Board of Directors, the Company’s General Counsel or Chief Financial Officer, may recommend that officers, directors, employees or others suspend trading in Calix securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in Calix securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

B.Information Relating to Calix

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of Calix on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company except on a “need-to-know” basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer or Investor Relations.

C.Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

1.All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•Maintaining the confidentiality of Company-related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files and video conference recordings) containing material, non-public information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate or, in the case of electronic files, in a manner that permanently deletes the information in accordance with the Company’s document retention policy;
•Restricting access to areas likely to contain confidential documents or material, non-public information;
•Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

2.Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

D.Pre-Clearance of Trades by Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Calix securities, all transactions in Calix securities (including without limitation, acquisitions and dispositions of Calix common stock (“Stock”), the exercise of stock options and the sale of Calix’s Stock issued upon exercise of stock options or vesting of other equity awards) by any officer, director or employee listed on Schedule 1 (as amended from time to time) must be pre-cleared by the Compliance Officer. Additionally, except for the Exempted Transactions listed under Section II above, no officers, directors or employees listed on Schedule 1 (as amended from time to time) may trade in any securities of Calix during the Black-Out Period. Notwithstanding receipt of pre-clearance, if you become aware of material nonpublic information or become subject to a Black-Out period before the transaction is effected, the transaction may not be completed. Pre-clearance does not relieve you of your responsibility under SEC rules.
Please consult the Company’s Pre-Clearance instructions attached as Attachment B.
None of the Company, any Company director or officer, the Compliance Officer, or other Company employee will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to the Policy. Notwithstanding any pre-clearance of a transaction pursuant to this Policy, none of the Company, any Company director or officer, the Compliance Officer, or other Company employee assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

E.Transactions Post-Termination of Service to the Company
With the exception of the pre-clearance requirement, this Policy may continue to apply to transactions in Calix securities even after termination of service to the Company. For example, if you are in possession of material nonpublic information or are subject to a Black-Out Period when your service terminates, you may not trade in Calix securities until that information has become public or is no longer material or such Black-Out Period expires.

F.Avoidance of Certain Aggressive or Speculative Trading
Officers, directors and employees and members of their respective households (including family members residing with them, anyone else living in their households, and any family members not living with them whose transactions in the Company’s securities are directed by them, or subject to their influence and control), or entities controlled by such individuals, should not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Please see Section VI (Additional Prohibited Transactions) for a description of such activities that are prohibited by this Policy.

V.SECTION 16 INSIDER REPORTING REQUIREMENTS, SHORT-SWING PROFITS AND PROHIBITION OF SHORT SALES
A.Reporting Obligations Under Section 16(a)—SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“Section 16 Insiders”), within ten days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 (“Form 3”) listing the amount of Calix Stock, options and warrants which the insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of Calix Stock, options and warrants, including gifts of such securities, must be reported on SEC Form 4 (“Form 4”), generally within two days after the date on which such change occurs, or in certain cases on SEC Form 5 (“Form 5”), within 45 days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Calix Stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.

B.Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Calix stockholder can bring suit in the name of Calix. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached as Attachment A in addition to consulting with the Compliance Officer prior to engaging in any transactions involving Calix securities, including without limitation, Calix Stock, options or warrants.

C.Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of Calix Stock. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability. Please also see Section VI below (Additional Prohibited Transactions) for a description of the prohibition on short sales under this Policy.

Consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

D.Form 144 Reporting (Applicable to Section 16 Insiders)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options.
Sales of Company securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144. If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades. The requirements of Rule 144 are summarized below:
•    Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•    Volume Limitations. Total sales of Calix Stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Calix Stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•    Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Calix Stock for his own account on a regular and continuous basis.
•    Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

VI.RULE 10B5-1 TRADING PLANS
A.Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade Calix Stock (a “Trading Plan”) entered into in good faith when the person entering into the Trading Plan is not subject to a Black-Out Period or in possession of material, nonpublic information and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all state laws and shall be exempt from the trading restrictions set forth in the Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in Calix securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving Calix securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the Compliance Officer, or such other person as the Company’s board of directors may designate from time to time (“Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Calix Stock without the restrictions of windows and blackout periods even when there is undisclosed material information. A Trading Plan might also help reduce negative publicity that may result when key executives sell Calix Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information. In addition, a director, officer or employee listed on Schedule 1 (as amended from time to time) may enter into a Trading Plan only during a trading window period outside of the Black-Out Period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section V and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of Calix Stock, including the exercise of options. Once a Trading Plan is entered into (subject to the restrictions discussed in this Policy), trades pursuant to a Trading Plan may occur at any time. However, Rule 10b5-1 requires a cooling-off period between the establishment of a Trading Plan and commencement of any transactions under such plan as follows: for directors and officers subject to reporting under Section 16 of the 1934 Act, the cooling-off period extends to the later of 90 days after adoption or modification of a Trading

Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and for employees and other persons, other than the Company, the cooling-off period extends 30 days after adoption or modification of Trading Plan.

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Authorizing Officer. Plans that authorize sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of equity awards are permitted even if an individual has another Trading Plan in place, as long as the sell-to-cover plan authorizes an agent to sell only the securities necessary to satisfy the tax withholding obligations, and the individual does not otherwise control the timing of the sales.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
•specify the number of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of Calix’s Stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

B.Revocation/Amendments to Trading Plans
Revocation or modification of Trading Plans should occur only in unusual circumstances, and the effectiveness of any revocation or modification of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Any such revocation or modification must occur when the individual is not subject to a Black-Out Period and while such individual is not aware of material, nonpublic information. Any modifications of a Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period. In addition, if you modify a Trading Plan, you may not trade in Calix securities outside of the modified Trading Plan until after the expiration of the cooling-off period measured from the modification date, and if you revoke an existing Trading Plan, you may not enter into a new Trading Plan or trade in Calix securities outside of a Trading Plan until after the expiration of the cooling-off period measured from the revocation date. The Authorizing Officer may refuse to approve a Trading Plan, or any revocation or modification of a Rule 10b5-1 Plan, as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.
Please note that Rule 10b5-1 requires persons subject to a Trading Plan to act in good faith with respect to the plan, and revocation or modification of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke or modify a Trading Plan.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

C.Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of Calix Stock or option exercises, including but not limited to, blind trusts or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in Calix Stock once the Trading Plan or other arrangement has been pre-approved.
D.Options
Cash exercise of options currently can be executed at any time. Same day sales exercises of options are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a same day sale in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

E.Trades Outside of a Trading Plan
During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

Trading Plans do not exempt the individuals from complying with the Section 16 six- month short-swing profit rules or liability.

F.Public Announcements

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan.

G.Prohibited Transactions

The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. The transactions prohibited under Section VI of this Policy, including short sales, publicly traded options, hedging transactions, margin purchases and pledges (except under limited circumstances approved for a director in accordance with the Calix Limited Pledging Policy) of Calix securities, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of Calix securities.

VII.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in Calix securities:

A.Short Sales

Short sales of Calix securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Calix securities are prohibited by this Policy. In addition, as noted above, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of Calix’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of Calix’s Stock and therefore creates the appearance that an officer, director or employee is trading based on material non-public information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving Calix’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her Calix Stock holdings, often in exchange for all or part of the potential for upside appreciation in the Stock. Such transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as Calix’s other stockholders. Therefore, such transactions involving Calix’s equity securities are prohibited by this Policy.

D.Purchases of Calix Securities on Margin; Pledging Calix Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase Calix securities (other than in connection with a cashless exercise of stock options under Calix’s equity plans). Margin purchases of Calix securities are prohibited by this Policy. Pledging Calix securities as collateral to secure loans is also prohibited, except under limited circumstances approved for a director in accordance with the Calix Limited Pledging Policy. This prohibition means, among other things, that you cannot hold Calix securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

###

As adopted by the Nominating
& Corporate Governance Committee
effective May 8, 2025
Attachment A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held or, for officers and directors, that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

SALES

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3.Are any purchases (or option exercises) anticipated or required within the next six months?

4.Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

PURCHASES AND OPTIONS EXERCISES
If a purchase or option exercise for stock is to be made:

1.Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.Are any sales anticipated or required within the next six months (such as tax- related or year-end transactions)?

3.Has a Form 4 been prepared?
Before proceeding with a purchase or sale, consider whether you are aware of material, non-public information which could affect the price of the stock. All transactions in Calix securities by Section 16 officers and directors must be precleared by contacting the Compliance Officer.

Attachment B

INSIDER TRADING COMPLIANCE POLICY
PRE-CLEARANCE INSTRUCTIONS

The Calix, Inc. Insider Trading Compliance Policy (the “Policy”) requires that all Company officers and employees listed on Schedule 1 of the Policy pre-clear all trades in Calix shares prior to any trading of Calix shares. A copy of the full Policy document is available on the front page of the Company’s Our Calix intranet site or by request to calixlegal@calix.com.

Requests for pre-clearance must be made via e-mail to Doug McNitt, EVP & General Counsel, in the manner outlined below:

1.E-mail Doug McNitt (doug.mcnitt@calix.com) with the Subject line: “Request for Pre-Clearance.”

2.The email must include all of the following information:

a.A description of the proposed trade: either “open market purchase” or “open market sale.”

b.The exact number of shares to be purchased or sold. NOTE: This must be the actual number, not a rounded estimate or a statement like “as many as I can,” and in the case of a sale cannot exceed the number of shares you have available for sale in your account.

c.This statement: “I certify that I have read the current Calix, Inc. Insider Trading Compliance Policy, that I am not currently in possession of any material non-public information relating to Calix, and that the anticipated trade set forth above is not in violation of the Policy.”

3.Approval will be in the form of a reply to your email. Do not trade until you have received approval.

4.An approval is valid until the earlier date to occur of (i) expiration of the period specified in the approval, (ii) your coming into possession of material non-public information concerning Calix, or (iii) the commencement of a Black-Out Period.

5.If you do not complete your approved trade during the period of validity, you must submit a new email request for approval.
###
As adopted by the Nominating
& Corporate Governance Committee
effective May 8, 2025